Exhibit 99
For Immediate Release
ShopNBC Announces Second Quarter Fiscal 2008 Financial Results
Minneapolis, MN, August 22, 2008 — ShopNBC (Nasdaq: VVTV), a 24-hour TV shopping network, today announced financial results for its second fiscal quarter ended August 2, 2008.
Second Quarter Results
Second quarter revenues were $142 million, a 26% decrease from the same period last year. EBITDA, as adjusted, was ($10.7) million compared with $1.8 million in the year-ago period. Net Loss for the second quarter was ($15.7) million compared with a net loss of ($5.4) million for the same quarter last year.
“Revenues in the second quarter were very disappointing,” said John Buck, ShopNBC’s CEO. “The Board fully recognizes these performance issues, and we are taking decisive action to address these trends.”
Leadership Changes
As announced in a separate press release the Company issued earlier today, ShopNBC’s Board of Directors concluded it was necessary to make organizational leadership changes that are effective immediately. The Board appointed John D. Buck to serve as Chief Executive Officer replacing Rene Aiu, who joined the Company as President and CEO in March 2008 and is leaving ShopNBC and its Board. Mr. Buck is currently Executive Chairman and was previously ShopNBC’s Interim CEO from November 2007 to March 2008. The Company also announced the departures of Glenn Leidahl, COO, Terry Curtis, SVP of Customer Analytics and Sales Planning, and John Gunder, SVP of Media & On-air Sales, who were named to their positions in April 2008.
The Board also appointed Keith R. Stewart, with 20 years of executive retail experience, as President and Chief Operating Officer of the Company. Buck commented, “Keith has excellent leadership skills, a deep understanding of retail operations domestically and internationally and, importantly, nearly 15 years of experience in home shopping as an executive at QVC. He possesses a strong understanding of multi-channel retailing and has a proven history of delivering growth and profitability spanning markets in the United States and Germany.”
Second Quarter Highlights
The Company noted that in the second quarter:
•	ShopNBC.com launched several live Webcasts to aggressively reach new customers and drive incremental sales by capitalizing on its strong niche categories, such as watches and coins.

•	It appointed Kris Kulesza, a retail executive with 23 years of experience and nearly a decade in home shopping, as Senior Vice President and Chief Merchant; and Jeff Lewis, a customer service executive with 25 years of leadership experience in retail and direct marketing, as Vice President of Customer Experience.

•	It continued disciplined control of operating expenses, which were down year-over-year by 11% in the quarter, driven by headcount and other fixed overhead reductions.

•	It maintained a strong balance sheet with over $80 million in cash and securities.

•	It recently signed an extended carriage agreement with one of the top five cable providers and continues to work on preserving its cable distribution base while lowering distribution costs.
Business Outlook

“ShopNBC has undergone significant changes this past year,” said Buck. “We greatly appreciate the support and patience of our shareholders. Despite these challenging times, ShopNBC made progress in the second quarter in its cable negotiations, diversifying its merchandise mix with newness, and continued success of our e-commerce business. ShopNBC is a great company with strong underlying assets supported by a talented and dedicated employee base and excellent growth potential.
“We are encouraged by these signs of progress. I look forward to working with Keith and the rest of our talented management team to improve performance that will enable us to deliver long-term shareholder value. Given the changes being implemented at the Company, we have decided not to provide guidance at this time.”
Conference Call Information
The Company has re-scheduled its conference call for 11 a.m. EDT / 10 a.m. CDT on Monday, August 25, 2008, to discuss the results for the fiscal second quarter. To participate, please dial 1-800-857-9866 (pass code SHOPNBC) five to ten minutes prior to the start time. A replay of the call will be available for 30 days. To access the replay, please dial 1-866-455-0459 (pass code SHOPNBC). You may also participate via live audio stream by logging on to https://e-meetings.verizonbusiness.com. To access the audio stream, please use conference number 6203440 (pass code SHOPNBC.) A rebroadcast of the audio stream will be available using the same access information for 30 days after the initial broadcast.
EBITDA and EBITDA, as adjusted
The Company defines EBITDA as net income (loss) from continuing operations for the respective periods excluding depreciation and amortization expense, interest income (expense) and income taxes. The Company defines EBITDA, as adjusted, as EBITDA excluding non-recurring non-operating gains (losses) and equity in income of Ralph Lauren Media, LLC; non-recurring restructuring and CEO transition costs; and non-cash share-based payment expense. Management has included the term EBITDA, as adjusted, in order to adequately assess the operating performance of the Company’s “core” television and Internet businesses and in order to maintain comparability to its analyst’s coverage and financial guidance. Management believes that EBITDA, as adjusted, allows investors to make a more meaningful comparison between our core business operating results over different periods of time with those of other similar small cap, higher growth companies. In addition, management uses EBITDA, as adjusted, as a metric measure to evaluate operating performance under its management and executive incentive compensation programs. EBITDA, as adjusted, should not be construed as an alternative to operating income (loss) or to cash flows from operating activities as determined in accordance with GAAP and should not be construed as a measure of liquidity. EBITDA, as adjusted, may not be comparable to similarly entitled measures reported by other companies.
About ShopNBC
ShopNBC is a direct-to-consumer, multi-media shopping destination for little luxuries and fashion must-haves. The shopping network reaches 70 million homes in the United States via cable affiliates and satellite: DISH Network channel 228 and DIRECTV channel 316. ShopNBC.com is recognized as a top e-commerce site. ShopNBC is owned and operated by ValueVision Media (Nasdaq:VVTV). For more information, please visit www.ShopNBC.com.
Forward-Looking Information
This release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are accordingly subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained herein due to various important factors, including (but not limited to): consumer spending and debt levels; interest rates; competitive pressures on sales, pricing and gross profit margins; the level of cable distribution for the Company’s programming and the fees associated therewith; the success of the Company’s e-commerce and rebranding initiatives; the performance of its equity investments; the success of its strategic alliances and relationships; the ability of the Company to manage its operating expenses successfully; risks associated with acquisitions; changes in governmental or regulatory requirements; litigation or governmental proceedings affecting the Company’s operations; and the ability of the Company to obtain and retain key executives and employees. More detailed information about those factors is set forth in the Company’s filings with the Securities and Exchange Commission, including the Company’s annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K. The Company is under no obligation (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.
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CONTACT:
Frank Elsenbast, Chief Financial Officer, 952-943-6262

VALUE VISION MEDIA, INC.
Key Performance Metrics*
(Unaudited)

	Q2			YTD
	For the three months ending			For the six months ending
	8/2/2008	8/4/2007%		8/2/2008	8/4/2007%
Program Distribution
Cable FTEs	42,988	41,446	4%	42,673	40,901	4%
Satellite FTEs	28,676	27,486	4%	28,528	27,292	5%

Total FTEs (Average 000s)	71,664	68,932	4%	71,201	68,193	4%

Net Sales per FTE (Annualized)	$7.92	$10.85	-27%	$8.32	$10.92	-24%

Product Mix
Jewelry	39%	40%		41%	40%
Apparel, Fashion Accessories, Health & Beauty	9%	8%		10%	8%
Computers & Electronics	18%	23%		17%	23%
Watches, Coins & Collectibles	26%	17%		23%	16%
Home & All Other	8%	12%		9%	13%

Shipped Units (000s)	870	1,132	-23%	1,874	2,281	-18%

Average Price Point — shipped units	$224	$233	-4%	$226	$229	-1%

* Includes ShopNBC TV and ShopNBC.com only.

VALUEVISION MEDIA, INC.
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data)
(Unaudited)

	For the Three Month Periods Ended		For the Six Month Periods Ended
	August 2,	August 4,	August 2,	August 4,
	2008	2007	2008	2007
Net sales	$141,927	$190,613	$298,215	$378,722
Cost of sales	94,046	123,291	200,378	245,287
(exclusive of depreciation and amortization shown below)

Operating expense:
Distribution and selling	53,827	60,033	110,910	120,493
General and administrative	5,682	6,210	12,017	13,705
Depreciation and amortization	4,246	5,261	8,565	10,847
Restructuring costs	—	2,043	330	2,043
CEO transition costs	553	—	830	—

Total operating expense	64,308	73,547	132,652	147,088

Operating loss	(16,427)	(6,225)	(34,815)	(13,653)

Other income (loss):
Other loss	—	(119)	—	(119)
Interest income	761	1,575	1,586	2,815

Total other income	761	1,456	1,586	2,696

Loss before income taxes and equity in net income of affiliates	(15,666)	(4,769)	(33,229)	(10,957)

Gain on sale of RLM investment	—	—	—	40,240
Equity in income of affiliates	—	—	—	609
Income tax provision	(18)	(640)	(33)	(921)

Net income (loss)	(15,684)	(5,409)	(33,262)	28,971
Accretion of redeemable preferred stock	(73)	(73)	(146)	(145)

Net income (loss) available to common shareholders	$(15,757)	$(5,482)	$(33,408)	$28,826

Net income (loss) per common share	$(0.47)	$(0.15)	$(0.99)	$0.67

Net income (loss) per common share —assuming dilution	$(0.47)	$(0.15)	$(0.99)	$0.68

Weighted average number of common shares outstanding:

Basic	33,574,131	37,366,541	33,576,015	42,822,333

Diluted	33,574,131	37,366,541	33,576,015	42,846,686

VALUEVISION MEDIA, INC.
AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands except share and per share data)

	August 2,	February 2,
	2008	2008
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$48,829	$25,605
Short-term investments	10,892	33,473
Accounts receivable, net	55,730	109,489
Inventories	55,634	79,444
Prepaid expenses and other	5,646	4,172

Total current assets	176,731	252,183

Long term investments	20,487	26,306
Property and equipment, net	34,694	36,627
FCC broadcasting license	31,943	31,943
NBC Trademark License Agreement, net	8,994	10,608
Cable distribution and marketing agreement, net	502	872
Other assets	615	541

	$273,966	$359,080

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$36,543	$73,093
Accrued liabilities	34,598	44,609
Deferred revenue	692	648

Total current liabilities	71,833	118,350

Deferred revenue	2,132	2,322

Series A Redeemable Convertible Preferred Stock, $.01 par value, 5,339,500 shares authorized; 5,339,500 shares issued and outstanding	44,045	43,898

Shareholders’ equity:
Common stock, $.01 par value, 100,000,000 shares authorized; 33,590,834 and 34,070,422 shares issued and outstanding	336	341
Warrants to purchase 2,036,858 shares of common stock	12,041	12,041
Additional paid-in capital	272,745	274,172
Accumulated other comprehensive losses	(6,314)	(2,454)
Accumulated deficit	(122,852)	(89,590)

Total shareholders’ equity	155,956	194,510

	$273,966	$359,080

VALUEVISION MEDIA, INC.
AND SUBSIDIARIES
Reconciliation of EBITDA, as adjusted, to Net Income (Loss):

			Six-Month	Six-Month
	Second Quarter	Second Quarter	Period Ended	Period Ended
	2-Aug-08	4-Aug-07	2-Aug-08	4-Aug-07
EBITDA, as adjusted (000’s)	$(10,666)	$1,764	$(23,059)	$515
Less:
Non-operating gains (losses) and equity in income of RLM	—	(119)	—	40,730
Restructuring costs	—	(2,043)	(330)	(2,043)
CEO transition costs	(553)	—	(830)	—
Non-cash share-based compensation	(962)	(685)	(2,031)	(1,278)

EBITDA (as defined) (a)	(12,181)	(1,083)	(26,250)	37,924

A reconciliation of EBITDA to net income (loss) is as follows:

EBITDA, as defined	(12,181)	(1,083)	(26,250)	37,924
Adjustments:
Depreciation and amortization	(4,246)	(5,261)	(8,565)	(10,847)
Interest income	761	1,575	1,586	2,815
Income taxes	(18)	(640)	(33)	(921)

Net income (loss)	$(15,684)	$(5,409)	$(33,262)	$28,971

(a)	EBITDA as defined for this statistical presentation represents net income (loss) from continuing operations for the respective periods excluding depreciation and amortization expense, interest income (expense) and income taxes. The Company defines EBITDA, as adjusted, as EBITDA excluding non-recurring non-operating gains (losses) and equity in income of Ralph Lauren Media, LLC; non-recurring restructuring and CEO transition costs; and non-cash share-based compensation expense.
     Management has included the term EBITDA, as adjusted, in its EBITDA reconciliation in order to adequately assess the operating performance of the Company’s “core” television and Internet businesses and in order to maintain comparability to its analyst’s coverage and financial guidance. Management believes that EBITDA, as adjusted, allows investors to make a more meaningful comparison between our core business operating results over different periods of time with those of other similar small cap, higher growth companies. In addition, management uses EBITDA, as adjusted, as a metric measure to evaluate operating performance under its management and executive incentive compensation programs. EBITDA, as adjusted, should not be construed as an alternative to operating income (loss) or to cash flows from operating activities as determined in accordance with GAAP and should not be construed as a measure of liquidity. EBITDA, as adjusted, may not be comparable to similarly entitled measures reported by other companies.